EXHIBIT 99.1

News Release

CMC REPORTS SECOND QUARTER 2018 EARNINGS FROM CONTINUING OPERATIONS OF $0.08 PER SHARE; AND ADJUSTED EARNINGS FROM CONTINUING OPERATIONS OF $0.26 PER SHARE

Irving, TX - March 22, 2018 - Commercial Metals Company (NYSE: CMC) today announced financial results for its second fiscal quarter ended February 28, 2018. Earnings from continuing operations were $9.8 million ($0.08 per diluted share) for the second quarter of 2018, on net sales of $1.1 billion, and adjusted earnings from continuing operations of $31.0 million ($0.26 per diluted share) as detailed in the Non-GAAP reconciliation on page 12. This compares to earnings from continuing operations and adjusted earnings from continuing operations of $23.0 million ($0.20 per diluted share), on net sales of $0.9 billion for the second quarter of 2017. For the six months ended February 28, 2018, earnings from continuing operations were $41.7 million, compared to $28.7 million for the same period of the prior year.

Barbara Smith, Chairman of the Board, CEO, and President, commented, "Strong demand in all of our segments supported the solid financial results despite the second quarter being historically our most challenging period. The International Mill and Americas Recycling segments produced exceptional results, as strong demand was coupled with a rising selling price environment. In the Americas Mills and Fabrication segments, we experienced margin compression primarily as a result of raw material costs rising faster than selling prices, as well as the costs related to the start-up of the Durant, Oklahoma micro mill. We are very pleased with how the start-up has proceeded and look forward to this facility supporting the strong demand we are experiencing."

During the three months ended February 28, 2018, the Company made significant progress in exiting its International Marketing and Distribution segment, which was announced last year. Following the sale of the raw materials trading business in August of 2017, the Company has now sold, reached an agreement to sell, or wound down substantially all of the trading operations. As a result, these operations have been reflected as discontinued operations for all periods presented.

In January of 2018, the Company announced it entered into a definitive agreement to acquire certain U.S. rebar steel mill and fabrication assets from Gerdau S.A. for a cash purchase price of $600 million. The acquisition includes 33 rebar fabrication facilities, as well as steel mills located in Knoxville, Tennessee; Jacksonville, Florida; Sayreville, New Jersey; and Rancho Cucamonga, California. The closing of the transaction is subject to the satisfaction or waiver of customary closing conditions, including regulatory review, and is expected to close before calendar year-end 2018. The Company incurred $5.9 million of pre-tax costs related to this transaction during the second quarter of 2018.

(CMC Second Quarter Fiscal 2018 - Page 2)

In December of 2017, the Company started commercial production at its new micro mill in Durant, Oklahoma and will increase production levels over the remainder of its fiscal year. During the second quarter of 2018, the Company incurred pre-tax start up costs of $8.7 million related to this mill.

In March of 2018, the Company signed a definitive agreement to sell its non-core structural steel fabrication business with operations in South Carolina and Texas. The Company expects to close the sale during its third fiscal quarter of 2018. Associated with the sale of these assets, the Company recorded a pre-tax impairment charge of $12.1 million during the second quarter of 2018.

The Company recorded tax expense of $10.6 million in the second quarter of 2018 to reflect the estimated impacts of the U.S. Tax Cuts and Jobs Act ("TCJA"), including the U.S. tax on deemed repatriated earnings of non-U.S. subsidiaries, the write-down of net U.S. deferred tax liabilities at lower enacted corporate tax rates, and the effects of the implementation of the territorial tax system. The impacts of the legislation may differ from this estimate, possibly materially (and the amount of the estimated charge may be adjusted accordingly over the remainder of fiscal 2018), pending further regulatory clarification. In addition, the Company recorded a $9.2 million tax provision benefit related to reorganization of certain international operations. The net effects of these discrete tax items in the second quarter of 2018 is an expense of $1.4 million. Currently, the Company estimates that the corporate tax rate will be approximately 25% for the full fiscal year.

The Company's liquidity position at February 28, 2018 remained strong with cash and cash equivalents of $195.2 million and availability under the Company's credit and accounts receivables sales facilities of approximately $615.8 million. On February 21, 2018, the Company amended its credit agreement to, among other things, provide for a coterminous delayed draw term loan facility in the maximum aggregate principal amount of up to $200.0 million, the proceeds of which, if drawn, are required to be used to finance the acquisition from Gerdau noted above.

On March 21, 2018, the board of directors of CMC declared a quarterly dividend of $0.12 per share for shareholders of record on April 4, 2018. The dividend will be paid on April 19, 2018.

Business Segments-Fiscal Second Quarter 2018 Review
Our Americas Recycling segment recorded adjusted operating profit of $12.2 million for the second quarter of 2018, compared to an adjusted operating profit of $7.8 million for the second quarter of 2017. The improvement in adjusted operating profit compared to the same period in the prior year was primarily the result of strong volumes and increases in both ferrous and nonferrous prices during the quarter.

(CMC Second Quarter Fiscal 2018 - Page 3)

Our Americas Mills segment recorded adjusted operating profit of $31.5 million for the second quarter of 2018 compared to adjusted operating profit of $51.3 million for the corresponding period in fiscal 2017. We had a strong shipping quarter as construction activity remains high. Included in the segment results were $8.7 million of costs related to the start-up activities of the Durant, Oklahoma micro mill in comparison to $1.0 million in the same period of 2017. We expect start-up costs at this facility to continue into the fourth fiscal quarter of 2018 as we increase production levels. Manufacturing costs at our other facilities were higher than the same period of the prior fiscal year by approximately $10 per ton as a result of inflation in alloys and electrodes, and higher energy costs, due to the unusually cold weather which occurred during the quarter.

Our Americas Fabrication segment recorded an adjusted operating loss of $27.1 million for the second quarter of 2018 compared to adjusted operating profit of $0.5 million for the second quarter of fiscal 2017. Included in the segment results was a $12.1 million asset impairment related to the agreement to sell the non-core structural steel fabrication business described previously. In addition, over the past year, rising material cost has outpaced sales price increases, compressing margins. We are experiencing strong bidding activity for fabrication work and that has led to increased bid prices; however, due to the lag between when work is bid versus shipped, the selling prices and margins compressed significantly in this segment.

Our International Mill segment in Poland recorded adjusted operating profit of $24.5 million for the second quarter of 2018, compared to adjusted operating profit of $9.5 million for the corresponding period in 2017. Due to increased demand, selling prices at this operation have increased significantly in comparison to the same period of the prior fiscal year which, coupled with strong demand from the continued strength in construction activity in this market, contributed to a significant improvement in margins.

Outlook
Smith continued, "We have positioned CMC to take advantage of the strong market demand we expect for the balance of the year. In the U.S., the recent tax reform legislation is providing confidence for the underlying growth of the economy, prompting capital investment which should result in the increased consumption of steel. The Section 232 trade remedy details are still being finalized; however, we are hopeful that it will lead to a leveling of the playing field against imports. At our International Mill segment, we forecast high levels of demand, from both the Polish and North European markets, to continue the strong results of this business.

We are completing the exit of our International Marketing and Distribution business and plan to utilize the proceeds to both strengthen our balance sheet as well as invest in our core steel manufacturing segments. We anticipate that our Durant, Oklahoma facility will be operating near its capacity of approximately 350,000 tons per year by the end of the 2018 fiscal year, and we are working on our integration plans for the announced acquisition. We look forward to completing the closing conditions over the coming months and when the transaction closes, we see significant opportunity for cost synergies and value creation for our customers and shareholders."

(CMC Second Quarter Fiscal 2018 - Page 4)

Conference Call
CMC invites you to listen to a live broadcast of its second quarter of 2018 conference call today, Thursday, March 22, 2018, at 11:00 a.m. ET. Barbara Smith, Chairman of the Board, President and CEO, and Mary Lindsey, Senior Vice President and CFO, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information, including any non-GAAP disclosures, presented in the broadcast are located on CMC's website under "Investors."

About Commercial Metals Company
Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network of facilities that includes four electric arc furnace ("EAF") mini mills, two EAF micro mills, a rerolling mill, steel fabrication and processing plants, construction-related product warehouses, and metal recycling facilities in the United States and Poland.

Forward-Looking Statements
This news release contains forward-looking statements regarding CMC's expectations relating to key macro economic drivers that impact its business including demand, steel margins, effects of the ongoing trade actions in the U.S. and Poland, and the planned acquisition of substantially all of the U.S. rebar fabrication facilities and the steel mini-mills located in or around Rancho Cucamonga, California, Jacksonville, Florida, Sayreville, New Jersey and Knoxville, Tennessee currently owned by Gerdau S.A. and certain of its subsidiaries (collectively, the “Business”) and the timing and financing thereof, the ability to obtain regulatory approvals and meet other closing conditions for the planned acquisition of the Business. These forward-looking statements generally can be identified by phrases such as we, CMC or its management, "expects," "anticipates," "believes," "estimates," "intends," "plans to," "ought," "could," "will," "should," "likely," "appears," "potential," "outlook," or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, CMC undertakes no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or otherwise.

Factors that could cause actual results to differ materially from CMC's expectations include the following: changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry; rapid and significant changes in the price of metals potentially impairing our inventory values due to declines in commodity prices; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; compliance with and changes in environmental laws and regulations, including increased regulation associated

(CMC Second Quarter Fiscal 2018 - Page 5)

with climate change and greenhouse gas emissions; potential limitations in our or our customers' abilities to access credit and non-compliance by our customers with our contracts; financial covenants and restrictions on the operation of our business contained in agreements governing our debt; risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third party consents and approvals; potential volatility in the capital markets and its impact on the ability to complete the proposed financing necessary to pay the purchase price for the Business; failure to retain key management and employees of the Business; issues or delays in the successful integration of the Business’ operations with those of the Company, including incurring or experiencing unanticipated costs and/or delays or difficulties; difficulties or delays in the successful transition of the Business to the information technology systems of the Company as well as risks associated with other integration or transition of the operations, systems and personnel of the Business; future levels of revenues being lower than expected and costs being higher than expected; failure or inability to implement growth strategies in a timely manner; unfavorable reaction to the acquisition of the Business by customers, competitors, suppliers and employees; currency fluctuations; global factors, including political uncertainties and military conflicts; availability of electricity, electrodes and natural gas for mill operations; information technology interruptions and breaches in data security; ability to hire and retain key executives and other employees; our ability to make necessary capital expenditures; availability and pricing of raw materials over which we exert little influence, including scrap metal, energy, insurance and supply prices; unexpected equipment failures; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to our operations; increased costs related to health care reform legislation; and impacts from the Tax Cuts and Jobs Act.

(CMC Second Quarter Fiscal 2018 - Page 6)

COMMERCIAL METALS COMPANY FINANCIAL & OPERATING STATISTICS (UNAUDITED)

	Three Months Ended					Six Months Ended
(in thousands except per ton amounts)	2/28/2018	11/30/2017	8/31/2017	5/31/2017	2/28/2017	2/28/2018	2/28/2017
AMERICAS RECYCLING
Net sales	$320,627	$319,341	$317,300	$294,166	$223,328	$639,968	$400,036
Adjusted operating profit	$12,238	$9,992	$2,931	$9,247	$7,788	$22,230	$2,734
Tons shipped
Ferrous	560	589	583	590	421	1,149	826
Nonferrous	63	66	70	61	53	129	102
Total	623	655	653	651	474	1,278	928
Average selling price (per short ton)
Ferrous	$285	$257	$255	$264	$245	$271	$216
Nonferrous	$2,345	$2,208	$2,134	$2,017	$2,057	$2,275	$1,940

AMERICAS MILLS
Net sales	$425,887	$413,518	$414,419	$427,276	$376,593	$839,405	$723,758
Adjusted operating profit	$31,536	$40,764	$29,803	$50,734	$51,319	$72,300	$88,268
Short tons shipped
Rebar	405	405	445	444	403	810	804
Merchant & other	279	272	265	278	255	551	489
Average price (per short ton)
Total selling price	$571	$550	$537	$540	$524	$561	$511
Cost of ferrous scrap utilized	$288	$256	$257	$266	$245	$272	$223
Metal margin	$283	$294	$280	$274	$279	$289	$288

AMERICAS FABRICATION
Net sales	$312,973	$332,779	$353,725	$379,976	$303,826	$645,752	$642,225
Adjusted operating profit (loss)	$(27,117)	$(4,782)	$(4,928)	$1,808	$507	$(31,900)	$7,218
Total short tons shipped	241	264	286	310	253	506	526
Total selling price (per short ton)	$799	$778	$773	$775	$756	$788	$769

INTERNATIONAL MILL
Net sales	$211,765	$220,478	$200,239	$167,639	$134,652	$432,242	$269,395
Adjusted operating profit	$24,490	$23,437	$14,620	$12,971	$9,484	$47,927	$19,546
Short tons shipped
Rebar	95	140	129	107	106	235	226
Merchant & other	251	260	266	247	207	511	403
Average price (per short ton)
Total selling price	$578	$517	$476	$443	$402	$546	$399
Cost of ferrous scrap utilized	$324	$296	$269	$253	$229	$311	$215
Metal margin	$254	$221	$207	$190	$173	$235	$184

(CMC Second Quarter Fiscal 2018 - Page 7)

COMMERCIAL METALS COMPANY BUSINESS SEGMENTS (UNAUDITED)

	Three Months Ended					Six Months Ended
(in thousands)	2/28/2018	11/30/2017	8/31/2017	5/31/2017	2/28/2017	2/28/2018	2/28/2017
Net sales
Americas Recycling	$320,627	$319,341	$317,300	$294,166	$223,328	$639,968	$400,036
Americas Mills	425,887	413,518	414,419	427,276	376,593	839,405	723,758
Americas Fabrication	312,973	332,779	353,725	379,976	303,826	645,752	642,225
International Mill	211,765	220,478	200,239	167,639	134,652	432,242	269,395
Corporate and Other	4,450	4,699	67,562	8,289	17,335	9,149	43,402
Eliminations	(221,434)	(214,283)	(269,115)	(232,633)	(193,436)	(435,715)	(363,590)
Total net sales	$1,054,268	$1,076,532	$1,084,130	$1,044,713	$862,298	$2,130,801	$1,715,226

Adjusted operating profit (loss) from continuing operations
Americas Recycling	$12,238	$9,992	$2,931	$9,247	$7,788	$22,230	$2,734
Americas Mills	31,536	40,764	29,803	50,734	51,319	72,300	88,268
Americas Fabrication	(27,117)	(4,782)	(4,928)	1,808	507	(31,900)	7,218
International Mill	24,490	23,437	14,620	12,971	9,484	47,927	19,546
Corporate and Other	(22,361)	(20,674)	(12,384)	(20,281)	(25,112)	(43,034)	(51,895)
Eliminations	100	(1,572)	(39,922)	772	(582)	(1,472)	(795)
Adjusted operating profit from continuing operations	$18,886	$47,165	$(9,880)	$55,251	$43,404	$66,051	$65,076

(CMC Second Quarter Fiscal 2018 - Page 8)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

	Three Months Ended February 28,		Six Months Ended February 28,
(in thousands, except share data)	2018	2017	2018	2017
Net sales	$1,054,268	$862,298	$2,130,801	$1,715,226
Costs and expenses:
Cost of goods sold	927,101	725,051	1,860,617	1,461,590
Selling, general and administrative expenses	108,477	94,044	204,587	188,969
Interest expense	7,181	12,439	13,792	25,764
	1,042,759	831,534	2,078,996	1,676,323

Earnings from continuing operations before income taxes	11,509	30,764	51,805	38,903
Income taxes	1,728	7,772	10,153	10,225
Earnings from continuing operations	9,781	22,992	41,652	28,678

Earnings from discontinued operations before income taxes (benefit)	290	9,591	8,410	10,362
Income taxes (benefit)	(98)	2,251	3,082	2,433
Earnings from discontinued operations	388	7,340	5,328	7,929

Net earnings	10,169	30,332	46,980	36,607

Basic earnings per share attributable to CMC*
Earnings from continuing operations	$0.08	$0.20	$0.36	$0.25
Earnings from discontinued operations	—	0.06	0.05	0.07
Net earnings	$0.09	$0.26	$0.40	$0.32

Diluted earnings per share attributable to CMC*
Earnings from continuing operations	$0.08	$0.20	$0.35	$0.25
Earnings from discontinued operations	—	0.06	0.05	0.07
Net earnings	$0.09	$0.26	$0.40	$0.31

Cash dividends per share	$0.12	$0.12	$0.24	$0.24
Average basic shares outstanding	116,808,838	115,736,369	116,524,630	115,415,662
Average diluted shares outstanding	118,269,721	117,120,208	118,149,815	117,007,958

* EPS is calculated independently for each component and may not sum to Net Earnings EPS due to rounding

(CMC Second Quarter Fiscal 2018 - Page 9)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	February 28, 2018	August 31, 2017
Assets
Current assets:
Cash and cash equivalents	$195,184	$252,595
Accounts receivable, net	634,721	561,411
Inventories, net	523,409	462,648
Other current assets	118,437	140,136
Assets of businesses held for sale & discontinued operations	176,287	297,110
Total current assets	1,648,038	1,713,900
Net property, plant and equipment	1,083,202	1,051,677
Goodwill	64,504	64,915
Other assets	114,736	144,639
Total assets	$2,910,480	$2,975,131
Liabilities and stockholders' equity
Current liabilities:
Accounts payable-trade	$247,586	$226,456
Accrued expenses and other payables	213,220	274,972
Liabilities of businesses held for sale & discontinued operations	50,561	87,828
Current maturities of long-term debt	18,958	19,182
Total current liabilities	530,325	608,438
Deferred income taxes	18,929	49,160
Other long-term liabilities	109,919	111,023
Long-term debt	799,834	805,580
Total liabilities	1,459,007	1,574,201
Stockholders' equity attributable to CMC	1,451,287	1,400,757
Stockholders' equity attributable to noncontrolling interests	186	173
Total equity	1,451,473	1,400,930
Total liabilities and stockholders' equity	$2,910,480	$2,975,131

(CMC Second Quarter Fiscal 2018 - Page 10)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended February 28,
(in thousands)	2018	2017
Cash flows from (used by) operating activities:
Net earnings	$46,980	$36,607
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	66,316	60,789
Stock-based compensation	13,338	16,156
Asset impairment	12,774	553
Deferred income taxes & other long-term taxes	(9,420)	(9,380)
Provision for losses on receivables, net	2,048	1,381
Write-down of inventories	1,296	1,205
Amortization of interest rate swaps termination gain	—	(3,798)
Net (gain) loss on disposals of assets and other	518	(195)
Changes in operating assets and liabilities:	(85,063)	(91,335)
Net cash flows from operating activities	48,787	11,983
Cash flows from (used by) investing activities:
Capital expenditures	(101,028)	(90,808)
Proceeds from settlement of life insurance policy	25,000
Decrease in restricted cash, net	13,996	21,033
Acquisitions	(6,980)	(25,366)
Proceeds from the sale of subsidiaries	7,406	524
Proceeds from the sale of property, plant and equipment and other	631	700
Net cash flows used by investing activities	(60,975)	(93,917)
Cash flows from (used by) financing activities:
Cash dividends	(27,995)	(27,726)
Repayments on long-term debt	(10,106)	(6,148)
Stock issued under incentive and purchase plans, net of forfeitures	(7,394)	(5,408)
Contribution from noncontrolling interests	13	13
Increase (decrease) in documentary letters of credit, net	10	(5)
Net cash flows used by financing activities	(45,472)	(39,274)
Effect of exchange rate changes on cash	249	(790)
Decrease in cash and cash equivalents	(57,411)	(121,998)
Cash and cash equivalents at beginning of year	252,595	517,544
Cash and cash equivalents at end of period	$195,184	$395,546

(CMC Second Quarter Fiscal 2018 - Page 11)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measures are provided below.

Adjusted Operating Profit from Continuing Operations is a non-GAAP financial measure. Adjusted operating profit (loss) from continuing operations is the sum of our earnings (loss) from continuing operations before interest expense, income taxes (benefit) and discounts on sales of accounts receivable. Adjusted operating profit (loss) from continuing operations should not be considered as an alternative to earnings (loss) from continuing operations or net earnings (loss), as determined by GAAP. However, we believe that adjusted operating profit (loss) from continuing operations provides relevant and useful information, which is often used by analysts, creditors and other interested parties as it allows: (i) a supplemental measure of our ongoing core performance and (ii) the assessment of period-to-period performance trends. Management uses adjusted operating profit (loss) from continuing operations to evaluate our financial performance. For added flexibility, we may sell certain trade accounts receivable both in the U.S. and internationally. We consider sales of accounts receivable as an alternative source of liquidity to finance our operations, and we believe that removing these costs provides a clearer perspective of our operating performance. Adjusted operating profit (loss) from continuing operations may be inconsistent with similar measures presented by other companies.

	Three Months Ended					Six Months Ended
(in thousands)	2/28/2018	11/30/2017	8/31/2017	5/31/2017	2/28/2017	2/28/2018	2/28/2017
Earnings from continuing operations	$9,781	$31,871	$(10,070)	$31,567	$22,992	$41,652	$28,678
Income taxes	1,728	8,425	(5,955)	11,006	7,772	10,153	10,225
Interest expense	7,181	6,611	5,939	12,448	12,439	13,792	25,764
Discounts on sales of accounts receivable	196	258	206	230	201	454	409
Adjusted operating profit from continuing operations	$18,886	$47,165	$(9,880)	$55,251	$43,404	$66,051	$65,076

Adjusted EBITDA from Continuing Operations is a non-GAAP financial measure. Adjusted EBITDA from continuing operations is the sum of earnings (loss) from continuing operations before net earnings attributable to noncontrolling interests, interest expense and income taxes (benefit). It also excludes our largest recurring non-cash charge, depreciation and amortization, as well as long-lived asset and goodwill impairment charges, which are also non-cash. Adjusted EBITDA from continuing operations should not be considered as an alternative to earnings (loss) from continuing operations or net earnings (loss), or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP. However, we believe that adjusted EBITDA from continuing operations provides relevant and useful information, which is often used by analysts, creditors and other interested parties as it allows: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our ongoing core performance; and (iii) the assessment of period-to-period performance trends. Additionally, adjusted EBITDA from continuing operations is the target benchmark for our annual and long-term cash incentive performance plans for management. Adjusted EBITDA from continuing operations may be inconsistent with similar measures presented by other companies.

There were no net earnings attributable to noncontrolling interests during the three and six months ended February 28, 2018 and 2017.

	Three Months Ended					Six Months Ended
(in thousands)	2/28/2018	11/30/2017	8/31/2017	5/31/2017	2/28/2017	2/28/2018	2/28/2017
Earnings from continuing operations	$9,781	$31,871	$(10,070)	$31,567	$22,992	$41,652	$28,678
Interest expense	7,181	6,611	5,939	12,448	12,439	13,792	25,764
Income taxes	1,728	8,425	(5,955)	11,006	7,772	10,153	10,225
Depreciation and amortization	34,050	31,899	31,880	32,116	30,357	65,949	60,494
Impairment charges	12,136	461	1,182	70	91	12,597	479
Adjusted EBITDA from continuing operations	$64,876	$79,267	$22,976	$87,207	$73,651	$144,143	$125,640

(CMC Second Quarter Fiscal 2018 - Page 12)

Adjusted earnings from continuing operations is a non-GAAP financial measure that is equal to earnings from continuing operations before acquisition and integration costs, mill operational start-up costs, certain material impairment losses, gains and losses related to debt restructuring, loss on debt extinguishment and severance expenses, including the estimated income tax effects thereof. Additionally, we adjust adjusted earnings from continuing operations for the effects of the TCJA. Adjusted earnings from continuing operations should not be considered as an alternative to earnings from continuing operations or any other performance measure derived in accordance with GAAP. However, we believe that adjusted earnings from continuing operations provides relevant and useful information to investors as it allows: (i) a supplemental measure of our ongoing core performance and (ii) the assessment of period-to-period performance trends. Management uses adjusted earnings from continuing operations to evaluate our financial performance. Adjusted earnings from continuing operations may be inconsistent with similar measures presented by other companies. Adjusted earnings from continuing operations per diluted share is defined as adjusted earnings from continuing operations on a diluted per share basis.

A reconciliation of earnings from continuing operations to adjusted earnings from continuing operations is provided below:

	Three Months Ended					Six Months Ended
(in thousands, except per share amounts)	2/28/2018	11/30/2017	8/31/2017	5/31/2017	2/28/2017	2/28/2018	2/28/2017

Earnings from continuing operations	$9,781	$31,871	$(10,070)	$31,567	$22,992	$41,652	$28,678

Acquisition and integration related costs	5,905	3,720	—	—	—	9,625	—
Mill operational start-up costs	8,651	2,909	—	—	—	11,560	—
Asset impairments	12,136	—	—	—	—	12,136	—
Loss on debt extinguishment	—	—	17,799	—	—	—	—
Severance	—	—	8,129	—	—	—	—
Total adjustments (pre-tax)	$26,692	$6,629	$25,928	$—	$—	$33,321	$—

Related tax effects on adjustments	$(6,855)	$(2,320)	$(9,075)	$—	$—	$(9,175)	$—
TCJA impact	10,600	—	—	—	—	10,600	—
International reorganization	(9,200)	—	—	—	—	(9,200)	—
Total tax impact	$(5,455)	$(2,320)	$(9,075)	$—	$—	$(7,775)	$—

Adjusted earnings from continuing operations	$31,018	$36,180	$6,783	$31,567	$22,992	$67,198	$28,678

Adjusted earnings from continuing operations per diluted share	$0.26	$0.31	$0.06	$0.27	$0.20	$0.57	$0.25

Media Contact:
Susan Gerber
214.689.4300